Exhibit 99.1

Robert C. Thomas
October 23, 2008	Sr. Vice President & General Counsel

REVISED NOTICE OF TRADING RESTRICTION PERIOD

Dear Director or Executive Officer:

This revised notice is given pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of SEC Regulation BTR. Due to certain changes to Edge Petroleum Exploration Company Employees Savings & Profit Sharing Plan (together with any successor plan, the “Plan”), there will be a trading blackout period for executive officers and directors of Edge Petroleum Corporation (“Edge”), as described below. The trading blackout period described below will replace the trading blackout period described in the Notice of Trading Restriction Period dated September 25, 2008. The trading blackout period has changed because the date of the annual meeting of stockholders of Edge has been adjourned to a later date and the anticipated effective date of the proposed merger involving Edge and Chaparral Energy, Inc. (“Chaparral”) has changed.

For a period that begins at 4:00 p.m. Central Time on December 2, 2008 and is expected to end at the end of the week of December 7, 2008 (the “blackout period”), shares of Edge common stock (prior to the closing of the proposed merger) and shares of Chaparral common stock (after the closing of the proposed merger) held in the Plan will be temporarily unavailable to be diversified or sold, which may also prevent the liquidation of those shares during this period for the purpose of obtaining a loan from the Plan or a distribution from the Plan. The annual meeting of stockholders of Edge has been adjourned from October 23, 2008 to December 4, 2008. At the meeting, Edge’s common stockholders will vote on the adoption of the merger agreement dated July 14, 2008, among Edge, Chaparral and Chaparral Exploration, LLC that provides for Chaparral to acquire Edge in an all-stock transaction and Edge common stock to be converted into Chaparral common stock. The merger is expected to be effective December 5, 2008, and the conversion of the Edge common stock held in the Plan will necessitate the Plan blackout described above.

Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules promulgated thereunder, there will be a trading blackout period for all executive officers and directors coinciding with the blackout period for the Plan. During the blackout period, executive officers and directors of Edge will be prohibited from purchasing, selling or otherwise acquiring or transferring any Edge common stock that they acquired in connection with their service or employment as a director or executive officer of Edge. These trading restrictions apply to holdings both inside and outside of the Plan. Notwithstanding the foregoing restrictions, certain transactions are permitted during the blackout period, including (1) purchases or sales of equity securities pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, as long as the advance election was not made or modified during the blackout period or at a time that the executive officer or director was aware of the actual or approximate dates of the impending blackout period and (2) acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution.

Prior to the consummation of the merger, for more information concerning the trading restriction period as described in this revised notice, you should contact:

Robert C. Thomas

1301 Travis, Suite 2000

Houston, TX 77002

Phone: 713-427-8814 or email: rthomas@edgepet.com

After the consummation of the merger, for more information concerning the end of the trading restriction period as described in this revised notice, you should contact:

Robert W. Kelly II

General Counsel

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Phone: (405) 478-8770 or email: bobk@chaparralenergy.com